EXHIBIT 99.1

Lumera Reports 2004 Results and Updates Product Development Efforts

BOTHELL, Wash., March 2, 2005. Lumera Corporation, (NASDAQ: LMRA), an emerging leader in the field of nanotechnology, today reported financial results for the fourth quarter and full year of 2004 and released information regarding its current product development efforts.

“We are pleased with the product development progress we made in 2004 and believe that 2005 can be a turning point for the company,” said Lumera Chief Executive Officer Tom Mino. “Over the last twelve months we have created one of the world’s fastest electro-optic polymer modulators and have entered into partnerships with the potential to dramatically alter the proteomic marketplace. Our technical progress and strategic partnering position Lumera for significant sales opportunities in substantial growth markets including bio-science and proteomic research, pharmaceuticals, electro-optic components, optical interconnects and wireless antennas.”

“Lumera’s investments in 2004 have put us in an excellent position to attack multiple markets with high value, disruptive solutions,” continued Mino. “We have an exceptional group of scientists, valuable intellectual property and several valuable strategic partnerships that are now in place and we have the resources to execute on our business plan. We believe that we have positioned the company for a break out year in 2005.”

Summary Financial Discussion

Revenue for the fourth quarter of 2004 totaled $93,000 compared to $284,000 for the same period in 2003. Revenue for the full year of 2004 was $989,000 compared to $1,725,000 for 2003. Fourth quarter revenues were lower in 2004 as work ceased on both Lumera government contracts early in the quarter as they reached renewal phase. Both contracts, together projected to generate $1.4 million in revenue in 2005, have been renewed for work to be performed through the third quarter 2005. Revenues for 2004 were lower primarily due to a government sub-contract awarded during 2003 that was not renewed due to shifting defense spending priorities and to our decision to shift research resources away from government contracts and toward commercializing our products.

Research and development expense for the fourth quarter of 2004 was $1,898,000 compared to $1,674,000 for the same period in 2003 as research resources were redeployed from contract research agreements to internal projects during the current period. R&D expense for the full year of 2004 was $4,561,000 compared to $7,602,000 for 2003, declining primarily due to reduced expenses in 2004 associated with research endeavors between Lumera and the University of Washington, which were $4.2 million lower in 2004, partially offset by higher expenses associated with non-cash stock-based compensation costs and higher spending on internal development projects.

Marketing, general and administrative expense for the fourth quarter of 2004 was $1,176,000, compared to $383,000 for the same period in 2003 and was $4,588,000 for the full year of 2004 compared to $1,270,000 for 2003. Marketing, general and administrative expense increased in 2004 due primarily to non-cash stock based compensation cost generated by options granted in 2003 and 2004 at below deemed fair market value, and the added costs of being a public company, including such related costs as expense of additional finance and marketing headcount, and significantly higher auditing and legal fees.

Our net loss was $2,923,000 or $0.18 per share for the fourth quarter of 2004 compared to a net loss of $2,029,000 or $0.33 per share in the same period in 2003. For the full year of 2004, our net loss was $9,423,000 or $0.89 per share compared to $8,083,000 or $1.31 per share for 2003.

At December 31, 2004, we had $30,181,000 of cash and securities available-for-sale.

Summary Discussion of Product Development

Lumera develops proprietary polymer materials and has built a number of products based on these materials for a broad range of applications. To date, substantially all of Lumera’s revenues have come from contracts to develop custom-made electro-optic materials and devices for government agencies. In 2004, Lumera made a strategic decision to transition most of its efforts from government contracts to developing commercial applications of its technology. Lumera is developing products for three distinct markets that we believe provide significant market opportunities, including biotechnology disposables, electro-optic devices and wireless antennas and systems. Lumera has not yet generated commercial sales of its products in any of these markets.

The status of Lumera’s product commercialization efforts in each of these markets is summarized below:

Biotechnology Disposables

Lumera is developing various disposable biochips that are fabricated with a proprietary polymer coating and process (NanoCapture™ Arrays). These biochips enable biologists to isolate DNA and protein samples for testing. Lumera recently announced that it has acquired the exclusive rights to Helix Biopharma’s (HBP.TO) Heterodimer Protein Technology (HPT). The combination of the Helix’s HPT technology and Lumera’s proprietary nanosurface modification chemistry will, for the first time, allow researchers to consistently utilize existing DNA arrays to produce protein arrays that accurately mimic the native living cell environment of the body.

Lumera also announced a collaboration agreement with the Institute for Systems Biology to collaborate in the development of a high-throughput, label-free detection platform. The technology platform consists of Lumera’s ProteomicProcessor™ and NanoCapture™ Array technology. The ProteomicProcessor™ tool reads Lumera’s high density NanoCapture™ Microarrays in real-time, without the use of molecular labels. By combining these technologies, researchers will be able to isolate, compile and process vast amounts of data at high-speeds to accelerate proteomic research.

As proteins are identified and associated with certain diseases, drug companies will be able to utilize our technology to improve the effectiveness and speed of the drug discovery process. To date, the main bottleneck in protein analysis has been low sample throughput as well as the need for using molecular labels. Our technology solves both of these complex problems. A Global Industry Analysts, Inc. report states that the addressable world-wide market for proteomic research will surpass $1.2 billion in 2005, and is growing at a nearly 24 percent compound annual rate. We believe that there is a substantial market opportunity within this broader market for our tools and technology.

Electro-Optic Devices

Samples of our new polymer material with improved electro-optic properties have been supplied to multiple government agencies and potential industrial partners. Lumera has delivered high speed, low power modulators and polymer materials to a number of potential commercial and research entities and a government agency for testing. Once this material has been tested, we intend to develop or license to third parties the right to develop various products based on our proprietary polymer materials, including electro-optic components such as modulators and ring oscillators, polymer electronics such as high performance diodes and transistors, and optical interconnects for high speed (greater than 20 billion cycles per second) inter and intra semiconductor chip communication.

Wireless Antennas and Systems

Our smart antenna features a polymer-based technology that provides electronic beam steering without moving parts which we expect will improve its accuracy and durability compared to antennas that use mechanical beam steering. We are developing a smart antenna for customer specific applications for potential use in WiMAX wireless broadband services. We have not yet begun commercial production of smart antennas.

Conference Call

Lumera will host a conference call to discuss its fourth quarter and 2004 financial results at 4:30 p.m. EST today. The call will be broadcast over the Internet and can be accessed from the company’s web site at www.lumera.com. Additionally, U.S. participants may join the conference call by dialing 800-901-5259 ten minutes prior to the start of the conference. International participants can dial 617-786-4514. The conference passcode number is 43175628. A telephone replay of the call will be available through March 9, 2005, and can be accessed by dialing 888-286-8010 (for U.S. participants) or 617-801-6888 (for international participants. The replay passcode is 49893318. A replay of the conference call will be available on the company’s web site.

About Lumera

Lumera is an emerging leader in the field of nanotechnology. The company designs proprietary molecular structures and polymer compounds for a broad range of bioscience, electro-optic, and specialty nanotechnology applications. The company also has developed proprietary processes for fabricating such devices. For more information, please visit http://www.lumera.com/.

Forward-Looking Statements Disclaimer

Certain statements contained in this release are forward-looking statements that involve substantial risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company’s forward-looking statements include the following: our ability to achieve substantial commercial revenues and to achieve profitability, market acceptance of our technologies and products; our ability to obtain financing; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards and to develop partnership opportunities; the timing of commercial product launches; the ability to achieve key technical milestones in key products; and other risk factors identified from time to time in Lumera’s SEC reports, including in its registration statement on Form S-1, dated July 22, 2004 and its Quarterly Reports on Form 10-Q.

Consolidated Balance Sheet

(In thousands)

(Unaudited)

	December 31, 2004	December 31, 2003
Assets
Current assets
Cash and cash equivalents	$3,505	$560
Investment securities, available-for-sale, current	15,460
Accounts receivable, net of allowances	32	151
Costs and estimated earnings in excess of billings on uncompleted contracts	3	166
Prepaid stock-based research costs	—	159
Other current assets	623	55

Total current assets	19,623	1,091
Investment securities, available-for-sale, long-term	11,216	—
Property and equipment, net	2,047	2,867
Other assets	—	100

Total assets	$32,886	$4,058

Liabilities, mandatorily redeemable convertible preferred stock and shareholders’ equity (deficit)
Current liabilities
Accounts payable	$416	$159
Payable to related party	—	42
Current portion of research liability	101	—
Accrued liabilities	976	576

Total current liabilities	1,493	777
Research liability	—	1,948
Other long-term liabilities	—	16

Total liabilities	1,493	2,741
Commitments and contingencies	—	—
Mandatorily redeemable convertible preferred stock	—	27,206
Shareholders’ deficit
Common stock at par value	70,451	—
Class A Common stock at par value	—	3,361
Class B Common stock at par value	—	105
Deferred stock-based compensation	(666)	(31)
Accumulated other comprehensive gain (loss)	(145)	—
Accumulated deficit	(38,247)	(29,324)

Total shareholders’ equity (deficit)	31,393	(25,889)

Total liabilities, mandatorily redeemable convertible preferred stock and shareholders’ equity (deficit)	$32,886	$4,058

Lumera Corporation

Consolidated Statement of Operations

(In thousands, except earnings per share data)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003
Revenue	$93	$284	$989	$1,725
Cost of revenue	105	258	651	1,014

Gross Profit	(12)	26	338	711

Research and development expense	1,898	1,674	4,561	7,602
Marketing, general and administrative expense	1,176	383	4,588	1,270

Total operating expenses	3,074	2,057	9,149	8,872

Loss from operations	(3,086)	(2,031)	(8,811)	(8,161)
Interest income	167	2	237	39
Interest expense	(4)	—	(349)
Realized gain on sale of investment securities	—	—	—	39

Net loss	$(2,923)	$(2,029)	$(8,923)	$(8,083)

Deemed dividend upon issuance of mandatorily redeemable convertible preferred stock			(500)

Net loss available to common shareholders	$(2,923)	$(2,029)	$(9,423)	$(8,083)

Net loss per share-basic and diluted	$(0.18)	$(0.33)	$(0.89)	$(1.31)

Weighted-average shares outstanding-basic and diluted	16,527,271	6,172,400	10,613,606	6,172,400

CONTACT: Lumera Corporation

Todd Wolfenbarger (media) 801-595-1155

Hélène Jaillet (investors) 425-398-6546

SOURCE: Lumera Corporation